EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
CNL Acquisition Conference Call
January 19, 2007
Introductory Comments — Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call. On the call today will be Monty Bennett, President and Chief Executive Officer; Doug Kessler, Chief Operating Officer and Head of Acquisitions; David Kimichik, Chief Financial Officer and Head of Asset Management; and, David Brooks, Chief Legal Officer and Head of Transactions.. The notice of the accessibility of this conference call on a listen-only basis over the Internet was released this morning in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s Form 8-K filed this morning with the SEC and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations together with all other information provided in the release.
I would also like to note that a presentation showcasing photos of the to-be-acquired properties as well as many of the statistics and metrics referred to in this call has been posted on the investor relations section of the Company’s website and is available for downloading.
I will now turn the call over to Monty Bennett. Please go ahead, Monty.
Introduction — Monty Bennett
Good morning and welcome. We are very pleased to announce this morning the agreement reached to acquire from CNL Hotels and Resorts a portfolio of some of the highest quality upper upscale and premium select service hotels in the country. While many of the details of this investment are outlined in our press release, we intend on this call to provide more color on this transformational investment.
For those who have not been able to read our release, I’ll highlight just a few key metrics of this transaction. The purchase price is $2.4 billion for one of the highest quality portfolios we’ve seen in over a decade that includes 24 upper-upscale hotels comprising 65% of the EBITDA and

27 premium select service hotels contributing 35% of the EBITDA. The acquisition equates to an attractive forward 12-month NOI cap rate of 7.6% and an EBITDA yield of 9.0%, equating to an 11.1x EBITDA multiple. On a trailing 12-month basis at the time of closing, the transaction is expected to deliver an NOI cap rate of 7.0% and an 8.4% EBITDA yield, resulting in an 11.9x EBITDA multiple. The price per key of approximately $215,000 for the full service hotels and $125,000 for the select service hotels are approximately 20-30% below today’s replacement cost. Assuming the proposed transaction financing with Wachovia, the acquisition is expected to add approximately $0.35 per share to FFO in the first year.
To be able to secure an investment opportunity of this magnitude, and do so with a first year accretive return is unique and unquestionably value added to our shareholders. There are many strategic benefits of this transaction for our shareholders with respect to financial returns, operational scale, and strategy.
The economics of the transaction are very attractive for our shareholders. The FFO accretion is substantial, as I previously mentioned. The capital arrangements for debt and equity with Wachovia provide for 100% of the transaction price at a blended cost of capital of approximately 6.3% with an estimated weighted average maturity of 7.7 years. These are forecasts since we continue to refine the capital structure allocations to maximize the efficiency and flexibility of the terms to implement our asset level strategies. We believe that Wachovia’s comprehensive financial arrangements for us are competitively priced and reflect the favorable market conditions for capital availability in lodging today.
In terms of operational scale and strategy, this portfolio achieves several objectives.
The transformational aspects of this portfolio present the opportunity to deploy our investment and portfolio management strategies on a significantly larger scale in ways we have been successful on other portfolio transactions. The larger the portfolio, the broader the opportunities for value creation.
As both a private and public company, our management team has excelled at creating value from large portfolios. The techniques are many and include: asset sales, refinancing, joint ventures, buyout of existing partners, brand changes, capital expenditure programs, the addition of more guest rooms or meeting space, retail lease opportunities, and more aggressive asset management.
Given our existing infrastructure, we are able to layer this portfolio into our Company with minimal staff additions mainly to our accounting and asset management divisions. The additional G&A, were we to keep the entire portfolio, will be approximately $12-15 million which compares favorably to the Seller’s corporate expenses of $55 million with just 8 more hotel assets.
We also believe that in becoming one of the nation’s largest lodging REITs with high quality assets, the increased scale can create market benefits including: improved terms with lenders and investment banks, more access to liquidity and institutional capital, increased interest from potential joint venture partners, greater access to accretive investment opportunities, and possible market multiple expansion with broader awareness of Ashford throughout the investment community.

The scale of this investment enhances our two core strategies of Portfolio Management and Internal Growth. This acquisition supports our Portfolio Management goals of capital appreciation and dividend growth by acquiring hotels at returns consistent with our 13-15% leveraged IRR threshold.
Moreover, as we noted in our release, this transaction focuses our concentration among the Marriott, Hilton, Hyatt, and Starwood brands which collectively account for 95% of property level EBITDA, and diversifies our lineup of property managers. The transaction also places us squarely in the path of growth in key markets we had previously targeted and consolidates our presence in existing higher growth markets including Seattle, San Diego, Washington, D.C., Portland, Miami, and San Francisco. Many of these markets have strong growth prospects and limited new supply. Most of these assets have already received substantial ongoing capex and are well positioned to continue to outperform their competitive sets.
Lastly, I’d like to explain how our team at Ashford positioned us to win. Having worked closely with CHR in mid-2005 when we purchased 30 select service hotels for $465 million, we kept the lines of communication open after closing that transaction. It was this relationship that played a key role in the negotiations that began last year, and accelerated once CHR hired advisors to explore their strategic alternatives. To maximize our opportunity to win, we took several steps. First, we identified the core components of the portfolio that we underwrote to be the most compelling strategy for us, namely the 51 assets we are acquiring for $2.4 billion. Second, we hired Wachovia and Eastdil Secured as our advisors and lined up attractive, fully committed financing with Wachovia. We knew that certainty was critical, so we accelerated our due diligence efforts and our thoroughness paid off when some groups were removed from the process due to a lack of diligence and financing. We agreed to team up with Morgan Stanley in the final bid round since they had a well developed interest for the portfolio of 8 luxury hotels. Our perseverance, disciplined bid strategy, and alignment with capital worked to our advantage.
To speak in greater detail about our strategy on this transaction, particularly with regard to our financing activities, I’d like to turn the call over to Doug Kessler.
Douglas Kessler
Thanks Monty.
The financial and strategic benefits of this transaction are numerous and, we believe, accretive to our shareholders from day one. An aspect of this transaction that requires more discussion is the financing commitment we’ve received and the longer term financing objectives.
First, we are extremely enthusiastic with regards to the investment merits of the CHR portfolio. In order to finance this acquisition, we received a fully committed financing package that includes long term debt, floating, and preferred facilities. As a result of the financing commitment, we may increase our leverage levels above our stated threshold of 60% in the near term. We have a proven expertise accessing property level and corporate capital markets to optimize our capital structure and expect to implement financing strategies consistent with our historical activities.

The details of our financing strategy with Wachovia are that we arranged a very attractive and flexible structure. They are providing 100% of the purchase price in the form of both debt and equity capital on top of the existing assumed debt of approximately $418 million. The Wachovia funding involves 5 and 10-year fixed-rate CMBS, floating-rate CMBS, a floating rate term loan, a new revolving credit facility and preferred equity. Even with the higher leverage amounts, we expect that our dividend coverage, EBITDA to interest expense and fixed charge ratios will still have plenty of cushion.
There are several balance sheet strategies we plan to implement. First, we plan on strategically selling assets. The current lodging market is experiencing the most active period of buying and selling in its history. We have a proven track record of recycling capital — especially from large portfolio acquisitions — and expect to utilize this expertise to bring our leverage back down to the sub-60% range within 12 months of closing.
We expect another part of our financing strategy to be the use of joint ventures. Before we became a public company, our primary source of capital was via joint ventures with numerous blue chip investment partners including Goldman Sachs’ Whitehall Funds, George Soros, Gordon Getty Trust, Nomura, Fisher Brothers, and others. Our access to capital partners is broad, and we have already commenced efforts on joint venture structures. Its worth noting that the outcome of our bid efforts on this transaction is indicative of our ability to team up since we have already successfully attracted a well-known and respected partner in Morgan Stanley Real Estate to complete this transaction. We anticipate drawing on our extensive network of relationships to create additional joint venture opportunities with the CHR portfolio.
We additionally have proven access to the public and private capital markets and will prudently consider these alternatives as they develop.
In summary, we are very excited about the opportunities this transaction creates and believe it transforms us overnight into a best in class lodging REIT. We look forward to closing this portfolio in the 2nd Quarter of this year following a CHR shareholder vote.
We would now be happy to answer any questions you might have.
Ending — Monty Bennett
Thank you for your participation on today’s call and we hope you share in our enthusiasm for this compelling transaction. We will be available today for any direct follow up questions you might have and would welcome more discussions with you.

4